EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated this 9th day of December 2002, is entered into by and between Jerrell M. Baird (“Baird”) and ProsoftTraining f/k/a ProsoftTraining.com, a Nevada Corporation (“Company”).

WHEREAS: Baird has an Employment Agreement (“Employment Agreement”) with the Company with an effective date of February 1, 2000 and a one year extension with an effective date of February 1, 2002 and an expiration of January 31, 2003 copies of the agreement and extension are attached hereto as Exhibit “A”; and

WHEREAS: The Company and Baird wish to allow Baird to resign from the Company.

NOW THEREFORE, in consideration of the payments set forth below and the mutual promises contained herein, the parties agree as follows:

1.
Mutual Termination of Baird’s Employment Agreement. The parties hereby agree to the termination of the Employment Agreement and all future rights and obligations arising thereunder, effective as of the signing of this Agreement by both parties, except as specifically set forth herein.

2.
Voluntary Resignation. The Company agrees that it is in its best interest to allow Baird to resign from the Company as an officer employee and board member, which upon execution hereof by both parties, Baird does hereby do. The resignation is voluntary and is accepted by the Company to allow the Company to reduce its expenses. It is stipulated and agreed that the separation from the Company is not, nor shall be deemed as, for “cause” as defined in the Employment Agreement.

3.	Payments to Baird. In consideration for this Agreement the Company agrees to make the following payments to Baird according to the terms specified herein:

a.	Payment of Salary. The Company agrees to pay to Baird all wages due through November 16, 2002.

b.	Payment of Vacation. The Company agrees to pay Baird all accrued and unused vacation due through November 16, 2002 immediately upon the execution of this Agreement.

c.
Fixed Payment. The Company agrees to pay Baird the sum of $50,000 on the earlier of (i) March 1, 2003; (ii) the occurrence of a Change of Control as defined in Section 3 e,; (iii) the Company’s filing of a bankruptcy petition; or (iv) the cessation of operations by the Company. In the event the Company fails to make full payment of the $50,000 within five business days of its becoming due, any unpaid portion shall bear interest at the lesser of 18% per annum, or the highest rate permitted by applicable law, until paid.

d.
Contingent Payment. The Company agrees to pay Baird the sum of $186,000 on the occurrence of a Change of Control, as defined in Section 3 e, arising as a result of an agreement with the party that had submitted an indication of interest to acquire all or some of the assets of the Company and the Company had agreed to a now expired (on November 29th) exclusive negotiation period with said party (Party) or any related or affiliated entity provided the Change of Control occurs on or before July 31, 2003 and the Company uses its best efforts to complete a Change of Control by that date. The forgoing notwithstanding, if as a direct or indirect result of the disclosure of a proposed transaction or attempt to close a transaction with the Party or a related or affiliated entity the Company completes another transaction that causes a Change of Control to occur then the payment contained herein will become due and payable on the closing of that transaction. The payment will become due and payable in full on the closing of a Change of Control transaction regardless of the method or timing of payment of the transaction. In the event the Company fails to make full payment of the $186,000 within five business days of its becoming due, any unpaid portion shall bear interest at the lesser of 18% per annum or highest rate permitted by applicable law, until paid.

e.	Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of either one of the following events:

(i)
any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a “Person”), acquires shares of capital stock of the Company representing more than fifty percent (50%) of the total number of shares of capital stock that may be voted for the election of directors of the Company; or

(ii)
a merger, consolidation or other business combination of the Company with or into another Person is consummated, or all or substantially all of the assets of the Company are acquired by another Person, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction, equity securities possessing less than fifty percent (50%) of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person), the equity securities of which are issued or transferred in such transaction.

4.
Release of Options to Purchase Common Stock of the Company. Baird voluntarily releases any interest or right he may retain with respect to any options to purchase common stock of the Company irrespective of how they may have been acquired, or under which plan allowing the award of options the award may have been made pursuant to. This Agreement does not relate to or concern any shares of common stock or warrants to purchase common stock Baird now owns or may hereafter acquire.

5.
Personal Computer Equipment. Company assigns and transfers title to Baird of the Laptop Computer, PDA, associated peripherals and software on that equipment which Baird is currently using as an employee of the Company. The parties agree that the fair market value of that equipment is $1,637.00.

6.
General Release. In consideration of this Agreement, the promises herein made and other valuable consideration, except to the extent set forth in this Agreement, the parties agree to the following releases:

a.
Baird for himself and his heirs, assigns, and personal representatives agrees and does hereby fully and completely waive and release any and all claims, demands, rights, causes of action (whether based in contract, tort or any other theory of recovery), obligations, actions, losses or detriments of any kind whatsoever, whether known or unknown, fixed or contingent, suspected or uncertain, even arising out of NEGLIGENCE OTHER THAN GROSS NEGLIGENCE, or grievances of any kind or character which he may have or be accrued pursuant to common law, federal law, state laws, including without limitation any and all anti-discrimination statutes, laws and ordinances, and local laws and regulations, as against the Company, its parents and subsidiaries, as well as its officers, directors and agents. Baird realizes there are many laws and regulations prohibiting employment discrimination pursuant to which he may have rights or claims. These include Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act, as amended; the National Labor Relations Act, as amended; 42 U.S. C. 1981; and the state human rights laws. Baird also understands that there are other statutes and laws of contract and tort otherwise related to his employment. Baird intends to waive and release any rights he may have under these other laws. Said release shall be a general full and complete release and waiver and shall be applicable to any and all such claims, demands, rights, wages, benefits, employment, causes of action, or grievances, whether claims for psychological injuries or any other injuries, which may be brought including without limitation, those before an administrative agency, a court, a tribunal, an arbitrator, or otherwise, whether in law or equity, contract, or tort, and which are related, directly or indirectly, to Baird’s employment or the termination of employment with Company.

b.
The Company for itself and its successors, assigns, and affiliates agrees and does hereby fully and completely waive and release any and all claims, demands, rights, causes of action (whether based in contract, tort, or any other theory of recovery), obligations, actions, losses or detriments of any kind whatsoever, whether known or unknown, fixed or contingent, suspected or uncertain, even arising out of NEGLIGENCE OTHER THAN GROSS NEGLIGENCE, or grievances of any kind or character which it may have or be accrued pursuant to common law, federal law, state laws, including without limitation any and all anti-discrimination statutes, laws and ordinances, and local laws and regulations, as against Baird, his heirs and assigns. This release is a general full and complete release and waiver and shall be applicable to any and all claims, demands, rights, wages, benefits, employment, causes of action, or grievances, whether claims for psychological injuries or any other injuries, which may be brought including without limitation, those before an administrative agency, a court, a tribunal, an arbitrator, or otherwise, whether in law or equity, contract, or tort, and, without limitation, which are related, directly or indirectly, to Baird’s employment or the termination of employment with the Company.

7.
Disparagement. Each party agrees not to defame or in any way disparage the other. In addition Baird agrees not to disparage any successor in interest to the Company, its officers directors, or controlling parties.

8.
Agreement to Provide Assistance. Baird agrees to provide assistance to the Company regarding any transactions he may have been involved with. Such assistance is limited to providing infrequent telephone advice and consultation. In the event that additional assistance or information is required Baird he may charge the company a reasonable hourly fee for time spent.

9.
Confidential Information. Baird acknowledges that during the term of his employment with Company, Company disclosed confidential information to Baird, which Company deems to be valuable and proprietary. “Confidential information” as used herein shall mean any information of or about Company (or Company’s clients or customers, or the customers’ or any vendors), which has been disclosed to Baird or made available to him, which is not publicly available and which is maintained by Company in confidence. Confidential Information shall include information of or about Company in both oral and written form, which is maintained by Company in confidence including, but not limited to, information about Company’s finances, personnel, products, clients, or strategic plans. Baird agrees not to make public or disclose any Confidential Information, except as expressly permitted in writing by Company, unless compelled by law, or such information becomes public by means other than the acts of Baird, in violation of this Agreement. Baird agrees that in the event of any violation or threatened violation of this Agreement, monetary damages would provide an inadequate remedy so that Baird agrees, in addition to all other rights provided by law, that Company shall have the right to seek an injunction or equivalent remedy issued against Baird to prevent violations or further violations of this provision. This provision shall not be binding on Baird in the event the Company publicly discloses, or this information becomes public other than by disclosure by Baird.

10.
Indemnification. Notwithstanding any other provision of this Agreement to the contrary withstanding, the Company agrees that (a) the Indemnity Agreement signed by Baird on July 31, 1997 and attached as Exhibit B has been and remains in effect and is not affected in any way by this Agreement, or the release found in this Agreement; (b) Baird is and shall be entitled to all rights of indemnification contained in the Company’s articles or certificate of incorporation, bylaws, or any other instrument relating to the subject; and (c) shall be fully indemnified to the fullest extent permitted by applicable law, in all capacities for which he may now, or hereafter act, for the Company, whether as employee, consultant, officer or director.

11.	Miscellaneous.

a.	Baird and the Company are both advised to consult with independent attorneys prior to executing this Agreement, and the parties acknowledge that they have had an opportunity to do so.

b.
Baird may revoke this Agreement at any time within seven (7) days following his execution of this Agreement. This Agreement shall not become effective or enforceable until that revocation period has expired. In order to cancel or revoke this Agreement, Baird must deliver to the Vice President of Human Resources at ProsoftTraining a signed letter or other written notice stating that he is canceling or revoking this Agreement.

c.
This Agreement constitutes the sole agreement between the parties and supersedes any and all understandings and agreements made prior hereto. There are no other understandings, representations or agreements between the parties other than those as contained or referenced herein. The Company represents to Baird that this Agreement has been duly authorized, validly executed and delivered by all proper corporate authority, and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

d.
It is understood and agreed that the execution of this Agreement is not to be construed as an admission of any liability on the part of Company; the Company specifically disclaims any wrongdoing of any part or any nature with respect to Baird.

e.	This Agreement and each of its provisions are binding upon, and inure to the benefit of the parties as well as their respective heirs, executors, administrators, successors and/or assigns.

f.
All agreements and covenants contained herein are severable. In the event that any of them are held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

g.
In the event that any action is filed in relation to this Agreement or to the employment relationship between the parties, the prevailing party is entitled to recover all costs and expenses, including reasonable attorneys’ fees and expert witness fees, from the other party.

h.	This Agreement shall be construed under and governed by the state law in which Baird resides, Texas.

i.	IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Jerrell M.Baird		“Company” ProsoftTraining

/S/ JERRELL M. BAIRD		By:	/S/ JEFFREY G. KORN
Jeffrey G. Korn, Director Chairman Compensation Committee

Date:	December 9, 2002	Date:	December 9, 2002

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